Exhibit 99.1

NEWS	Contact: Blake McCarthy (713) 815-3535

FOR IMMEDIATE RELEASE

NOV Reports third quarter 2023 eARNINGS

•
Revenue of $2.19 billion, up 4% sequentially and up 16% year-over-year
•
Operating Profit of $183 million, up $2 million sequentially and up $128 million year-over-year
•
Net Income of $114 million, down $41 million sequentially and up $82 million year-over-year
•
Fully diluted earnings per share of $0.29, down $0.10 sequentially and up $0.21 year-over-year
•
Adjusted EBITDA* of $267 million, up $22 million sequentially and up $72 million year-over-year

*Adjusted EBITDA is a non-GAAP measure, see “Non-GAAP Financial Measures” and “Reconciliation of Adjusted EBITDA to Net Income” below.

HOUSTON, TX, October 26, 2023 — NOV Inc. (NYSE: NOV) today reported third quarter 2023 revenues of $2.19 billion, an increase of four percent compared to the second quarter of 2023 and an increase of 16 percent compared to the third quarter of 2022. Net income for the third quarter of 2023 was $114 million, or 5.2 percent of sales. Operating profit was $183 million, or 8.4 percent of sales. Under Other Items the Company recorded a net pre-tax charge of $7 million (see Corporate Information for additional details). Adjusted EBITDA increased sequentially to $267 million, or 12.2 percent of sales.

“NOV’s third quarter results saw revenues and margins improve both sequentially and year-over-year, as steadily strengthening international and global offshore markets outpaced softening North American land activity,” stated Clay Williams, Chairman, President, and CEO. “NOV’s capital equipment orders grew five percent sequentially due to rising international and offshore demand. Encouragingly, we are securing improved pricing and margins in new orders, which will help drive better profitability in future periods.”

“As expected, inventory levels crested during the quarter as deliveries from our suppliers increased following the pandemic-driven supply chain disruptions of the past few years. Additionally, the shift in our business toward international markets elongated collections, which limited cash flow during the quarter. We expect the Company’s working capital to begin to normalize, leading to positive free cash flow in the fourth quarter. Continuing normalization should position us to deliver improved cash generation in 2024.”

“NOV’s investments through the past several years have armed us with a powerful portfolio of new products and technologies that will help our customers decarbonize and improve the safety and efficiency of their oilfield operations. We are positioned well for the accelerating international and offshore upcycle needed to ensure global energy security in an increasingly dangerous world. Rising demand, along with our actions to improve our cost structure, should drive improved profitability, greater cash flow and higher returns on capital employed through coming quarters.”

“Today, we announced that, effective January 1, 2024, we will consolidate our operating structure from three reporting segments to two. The simplified structure will allow us to better utilize and share our resources across the organization, accelerate innovation, improve customer service, and deliver better financial results, including helping us achieve our $75 million annual cost savings target. I am grateful for Isaac Joseph’s and Kirk Shelton’s many years of service here leading our segments, and I congratulate Scott Livingston on his promotion to president of our new Energy Products & Services segment, effective January 1."

“I am extremely excited about NOV’s outlook. As the cycle moves out of the early innings, our customers must increase the rate of investment in their asset base. Our market is improving, customers are accelerating their adoption of our technically differentiated products and we are taking actions to improve our cost structure, all of which will drive improve profitability, greater cash flow and higher returns on capital employed.”

Wellbore Technologies

Wellbore Technologies generated revenues of $799 million in the third quarter of 2023, a decrease of one percent from the second quarter of 2023 and an increase of eight percent from the third quarter of 2022. Operating profit was $123 million, or 15.4 percent of sales, and included $3 million in Other Items. Adjusted EBITDA increased $2 million sequentially and increased $21 million from the prior year to $166 million, or 20.8 percent of sales. The revenue decline was driven by lower North American drilling activity and lower drill pipe shipments during the quarter, which were mostly offset by improvements in the international and offshore markets.

Completion & Production Solutions

Completion & Production Solutions generated revenues of $760 million in the third quarter of 2023, an increase of one percent from the second quarter of 2023 and an increase of 12 percent from the third quarter of 2022. Operating profit was $47 million, or 6.2 percent of sales, and included $2 million in Other Items. Adjusted EBITDA decreased $2 million sequentially and increased $11 million from the prior year to $67 million, or 8.8 percent of sales. Results reflect lower deliveries of equipment in North America, more than offset by improving progress on offshore projects.

New orders booked during the quarter increased 18 percent and totaled $530 million, representing a book-to-bill of 114 percent when compared to the $466 million of orders shipped from backlog. As of September 30, 2023, backlog for capital equipment orders for Completion & Production Solutions was $1.63 billion, an increase of $40 million from the second quarter of 2023 and an increase of $148 million from the third quarter of 2022.

Rig Technologies

Rig Technologies generated revenues of $686 million in the third quarter of 2023, an increase of 13 percent from the second quarter of 2023 and an increase of 34 percent from the third quarter of 2022. Operating profit was $86 million, or 12.5 percent of sales, and included a credit of $3 million from Other Items. Adjusted EBITDA increased $29 million sequentially and increased $48 million from the prior year to $100 million, or 14.6 percent of sales. Results were driven primarily by improved execution and spare part shipments from the Company’s aftermarket operations.

New capital equipment orders booked during the quarter totaled $178 million, representing a book-to-bill of 72 percent when compared to the $248 million of orders shipped from backlog. The segment also recorded a positive $145 million adjustment to backlog, primarily related to contractual inflationary price index adjustments. As of September 30, 2023, backlog for capital equipment orders for Rig Technologies totaled $2.97 billion, an increase of $75 million from the second quarter of 2023 and an increase of $187 million from the third quarter of 2022.

Corporate Information

NOV recorded $7 million in Other Items, primarily related to a voluntary early retirement program (see Reconciliation of Adjusted EBITDA to Net Income) during the third quarter.

As of September 30, 2023, the Company had total debt of $1.73 billion, with $2.00 billion available on its primary revolving credit facility, and $513 million in cash and cash equivalents.

Significant Achievements

NOV continued to gain market traction with its rig automation and robotic products that enhance wellsite safety while generating significant performance benefits. During the quarter, NOV successfully installed and commissioned the ATOM RTX Robotic System on a drillship contracted with a European operator offshore Brazil, the first deployment of this system offshore. Additionally, NOV secured orders for complete automation packages for two semisubmersibles in Europe and a jack-up rig in Southeast Asia. After installation, these rigs will receive continuous support through NOV’s Automation Lifecycle Management program that provides 24/7 support from NOV’s performance center.

NOV secured multiple project awards for its diverse portfolio of fiberglass products that enhance corrosion resistance in critical oilfield infrastructure. Drawing on our extensive experience with Petrobras FPSO projects, NOV will provide glass-reinforced epoxy ballast and seawater systems for FPSO vessels in the Buzios Field, where our Bondstrand™ product line remains the preferred choice for glass reinforced epoxy ballast and seawater systems. Additionally, NOV has been selected as a key supplier for a significant call-off contract, providing a range of reinforced thermoplastic pipe for Petroleum Project Oman as part of its substantial field development project. This sizeable order involves more than 200 km (124 miles) of our Fiberspar™ LinePipe product currently in production, with additional orders expected to follow.

NOV continued to play a pivotal role in returning the offshore drilling industry’s assets back to work. During the quarter, NOV completed eighteen reactivation and certification projects, including 14 jack-ups rigs contracted to work in the Middle East, the North Sea, and Gulf of Mexico, a semisubmersible rig contracted in Australia, and three drillships. Additionally, NOV entered into an agreement to upgrade a drillship in preparation for a contract offshore Brazil. This comprehensive upgrade encompasses adding a Crown Compensator and associated modifications to the derrick, an upgrade of the drilling control system, the incorporation of NOV’s advanced blowout preventer low force shear technology, and the inclusion of improved handling tools.

NOV received an order for 25,000-horsepower of Ideal™ eFrac stimulation equipment. The Ideal eFrac technology offers reduced total cost of ownership, a straightforward design, and robust performance, packing a significant amount of horsepower into a compact footprint, making it suitable for both large West Texas locations and smaller, more challenging sites like the Marcellus region. Additionally, NOV received orders for its Ideal power pod and power distribution equipment slated for delivery in 2024.

NOV successfully deployed its innovative threaded and coupled connection technology, XCalibur, for a geothermal project in California. XCalibur, a threaded and coupled connector featuring a gas-tight metal-to-metal seal specifically designed for the most demanding operating environments, is the latest addition to the XL Systems family of large diameter casing and connector products.

NOV unveiled its PowerShift™ motor, the second generation of SelectShift™ downhole adjustable motor technology. This innovative tool features a depth-activated unlocking feature, enabling real-time motor bend adjustments at specific depths, enabling operators to optimize drilling practices and streamline operations, saving trips, bits, and bottomhole assembly components during the drilling process. Since its release, 25 successful runs have been completed with the PowerShift motor. This groundbreaking drilling motor technology seamlessly combines sections in various drilling applications, from vertical to curve to lateral, reducing the need for multiple BHAs while enhancing safety, saving time, and lowering costs.

NOV introduced the Tolteq™ Switch unmanned measurement while drilling (MWD) configuration, which was effectively used across several drilling projects in the U.S. during the quarter. This unique configuration integrates a patented automated battery management system with the adaptable Hellfire Top-Mount Pulser, streamlining the MWD tool assembly process at the rig site and empowering unmanned or de-manned directional drilling operations. In one notable deployment, a single Tolteq Switch MWD tool facilitated the drilling of all 16-in. sections on an eight-well pad in the Northeastern U.S. without requiring dedicated rig site supervision. This accomplishment underscores the efficiency and autonomy that this cutting-edge technology brings to drilling operations, saving time and expense for operators.

NOV secured substantial orders for its Grant Prideco Completion Workover Riser (CWOR) product line. CWORs play a pivotal role offshore by serving as conduits linking the subsea tree to the surface-floating vessel. This system of interconnected tubulars facilitates rapid and secure connections and the efficient installation and retrieval of subsea tree plugs, enabling the passage of wireline tools or coiled tubing for limited-duration wellbore workover operations. Drill pipe-based CWORs demonstrate significantly enhanced total cost of ownership over the product’s life cycle when compared to traditional OCTG offerings.

NOV’s Pegasus™ drill bit from ReedHycalog continues to enable record-setting drilling performance in Saudi Arabia and the Asia Pacific region. In Saudi Arabia, the 16-in. P66 Pegasus bit was introduced to tackle challenging satellite gas applications, marked by hard, interbedded formations that typically result in multiple bit trips, low penetration rates, and twist-offs. On its first run, the Pegasus bit set a rate of penetration (ROP) field record by drilling the section in a single run. On its second run, it accomplished the same feat, setting another ROP field record and eliminating the need for a bit trip, showcasing the unmatched stability, drilling efficiency, and consistency of the Pegasus product line. In the Asia Pacific region, the 12¼-in. P66 Pegasus bit outperformed the best offset by drilling 9% farther and exhibited exceptional resilience when pulled with a great dull condition after tackling an extremely tough interval. NOV’s BitIQ™ bit sensor, used in conjunction with the 12¼-in. P66, demonstrated significantly reduced vibration, which mitigated damage to the rotary steerable and other critical bottom hole assembly components.

NOV’s ION+™ Fortis cutter continues to redefine the standards in cutter technology. This advanced polycrystalline diamond compact (PDC) cutter is precision-engineered to combine robustness with outstanding thermal abrasion resistance, greatly enhancing its durability. The 9⅞-in. TKC66-AA1 Tektonic™ design drilled 8,568 ft at a rate exceeding 200 ft/hr in a West Texas well. This heightened level of efficiency empowers customers to consistently reach total depth with a single drill bit, even in the demanding, interbedded formations of the Permian Basin. Additionally, NOV was awarded a contract with a leading operator in the deep-water Gulf of Mexico to handle all sub-salt sections in a Mississippi Canyon project, utilizing its ION+ Fortis PDC in ReedHycalog’ s Anderreamer™ F5 Cutter Block design.

NOV secured an exclusive contract with a geothermal operator and heating supplier to install 5,225 m of Tuboscope's TK™-Liner in a large heating project in the Netherlands. Corrosion control is paramount to ensure the longevity and efficiency of tubular installations in geothermal operations. The TK-Liner, featuring TK-Ring II technology, has established itself as a reliable and cost-effective alternative to expensive corrosion-resistant alloys, offering outstanding protection against corrosion, excellent thermal insulation, and optimized flow efficiency. This project encompasses three wells, including two equipped with TK-Liner's glass-reinforced epoxy lining and one internally coated with TK Coatings.

NOV’s Downhole Broadband Solutions technology continues to enable significant operational efficiencies resulting in tangible savings. During the quarter, NOV M/D Totco provided a comprehensive suite of optimization services and visualization tools, including wired drill pipe, downhole drilling equipment, and real-time sensors along the string to enhance wellbore understanding for a major operator on the Norwegian Continental Shelf. This package enabled real-time, high-quality image logs to monitor formation breakouts across weaker intervals along with distributed pressure measurements that offered the operator the confidence that these breakouts are induced within a safe operational window. This consistent evolution of best practices has led the operator to drill sections more rapidly than the technical limits established prior to the project's inception. On the most recent well, the drilling operation was successfully concluded in just 60 days, compared to the budgeted 91 days, yielding estimated savings of more than $15 million when considering conservative operational spread rates.

Third Quarter Earnings Conference Call

NOV will hold a conference call to discuss its third quarter 2023 results on October 27, 2023 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures that management believes are useful tools for internal use and the investment community in evaluating NOV’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the oilfield services and equipment industry. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this press release and the most directly comparable GAAP financial measures.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from the actual future events or results. Readers are referred to documents filed by NOV with the Securities and Exchange Commission, including the Annual Report on Form 10-K, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Blake McCarthy

Vice President, Corporate Development and Investor Relations

(713) 815-3535

Blake.McCarthy@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2023	2022	2023	2023	2022
Revenue:
Wellbore Technologies	$799	$741	$804	$2,348	$2,015
Completion & Production Solutions	760	681	753	2,231	1,850
Rig Technologies	686	511	606	1,842	1,414
Eliminations	(60)	(44)	(70)	(181)	(115)
Total revenue	2,185	1,889	2,093	6,240	5,164
Gross profit	468	368	457	1,336	891
Gross profit %	21.4%	19.5%	21.8%	21.4%	17.3%

Selling, general, and administrative	285	313	276	846	789
Operating profit	183	55	181	490	102
Interest Expense, net	(18)	(13)	(13)	(44)	(45)
Equity income in unconsolidated affiliates	16	12	37	101	32
Other income (expense), net	(25)	10	(29)	(70)	8
Net income before income taxes	156	64	176	477	97
Provision for income taxes	48	29	19	87	41
Net income	108	35	157	390	56
Net income (loss) attributable to noncontrolling interests	(6)	3	2	(5)	5
Net income attributable to Company	$114	$32	$155	$395	$51
Per share data:
Basic	$0.29	$0.08	$0.39	$1.01	$0.13
Diluted	$0.29	$0.08	$0.39	$1.00	$0.13
Weighted average shares outstanding:
Basic	393	391	393	393	389
Diluted	396	393	395	396	393

NOV INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	September 30,	December 31,
	2023	2022
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$513	$1,069
Receivables, net	1,982	1,739
Inventories, net	2,277	1,813
Contract assets	675	685
Prepaid and other current assets	211	187
Total current assets	5,658	5,493

Property, plant and equipment, net	1,843	1,781
Lease right-of-use assets	545	517
Goodwill and intangibles, net	2,015	1,995
Other assets	437	349
Total assets	$10,498	$10,135

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$925	$906
Accrued liabilities	818	959
Contract liabilities	488	444
Current portion of lease liabilities	93	87
Current portion of long-term debt	13	13
Accrued income taxes	32	28
Total current liabilities	2,369	2,437

Long-term debt	1,716	1,717
Lease liabilities	559	549
Other liabilities	287	298
Total liabilities	4,931	5,001

Total stockholders’ equity	5,567	5,134
Total liabilities and stockholders’ equity	$10,498	$10,135

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended	Nine Months Ended
	September 30,	September 30,
	2023	2023	2022
Cash flows from operating activities:
Net income	$108	$390	$56
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	77	225	225
Impairment and loss on assets held for sale	4	4	125
Working capital and other operating items, net	(149)	(853)	(739)
Net cash provided by (used in) operating activities	40	(234)	(333)

Cash flows from investing activities:
Purchases of property, plant and equipment	(74)	(207)	(148)
Other	(9)	(4)	(25)
Net cash used in investing activities	(83)	(211)	(173)

Cash flows from financing activities:
Borrowings against lines of credit and other debt	20	22	16
Payments against lines of credit and other debt	(20)	(25)	—
Cash dividends paid	(20)	(60)	(59)
Other	(13)	(43)	(29)
Net cash used in financing activities	(33)	(106)	(72)
Effect of exchange rates on cash	(3)	(5)	(15)
Decrease in cash and cash equivalents	(79)	(556)	(593)
Cash and cash equivalents, beginning of period	592	1,069	1,591
Cash and cash equivalents, end of period	$513	$513	$998

NOV INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (Unaudited)

(In millions)

Presented below is a reconciliation of Net Income to Adjusted EBITDA. The Company defines Adjusted EBITDA as Operating Profit excluding Depreciation, Amortization, Gains and Losses on Sales of Fixed Assets, and, when applicable, Other Items. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Adjusted EBITDA is not intended to replace GAAP financial measures, such as Net Income. Other Items include impairment, restructure, severance, facility closure costs and inventory charges and credits.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2023	2022	2023	2023	2022
Operating profit:
Wellbore Technologies	$123	$74	$128	$347	$194
Completion & Production Solutions	47	21	53	144	19
Rig Technologies	86	22	64	203	64
Eliminations and corporate costs	(73)	(62)	(64)	(204)	(175)
Total operating profit	$183	$55	$181	$490	$102

Other items, net:
Wellbore Technologies	$3	$31	$(1)	$2	$61
Completion & Production Solutions	2	19	—	1	36
Rig Technologies	(3)	13	(7)	(13)	11
Corporate	5	—	1	6	14
Total other items	$7	$63	$(7)	$(4)	$122

(Gain)/Loss on Sales of Fixed Assets:
Wellbore Technologies	$—	$1	$—	$—	$—
Completion & Production Solutions	1	—	—	(4)	(4)
Rig Technologies	—	(1)	—	—	—
Corporate	(1)	1	—	—	3
Total (gain)/loss on sales of fixed assets	$—	$1	$-	$(4)	$(1)

Depreciation & amortization:
Wellbore Technologies	$40	$39	$37	$114	$113
Completion & Production Solutions	17	16	16	49	47
Rig Technologies	17	18	14	50	54
Corporate	3	3	4	12	11
Total depreciation & amortization	$77	$76	$71	$225	$225

Adjusted EBITDA:
Wellbore Technologies	$166	$145	$164	$463	$368
Completion & Production Solutions	67	56	69	190	98
Rig Technologies	100	52	71	240	129
Eliminations and corporate costs	(66)	(58)	(59)	(186)	(147)
Total Adjusted EBITDA	$267	$195	$245	$707	$448

Reconciliation of Adjusted EBITDA:
GAAP net income attributable to Company	$114	$32	$155	$395	$51
Noncontrolling interests	(6)	3	2	(5)	5
Provision for income taxes	48	29	19	87	41
Interest expense	23	19	21	65	57
Interest income	(5)	(6)	(8)	(21)	(12)
Equity income in unconsolidated affiliates	(16)	(12)	(37)	(101)	(32)
Other (income) expense, net	25	(10)	29	70	(8)
(Gain)/Loss on Sales of Fixed Assets	—	1	—	(4)	(1)
Depreciation and amortization	77	76	71	225	225
Other items, net	7	63	(7)	(4)	122
Total Adjusted EBITDA	$267	$195	$245	$707	$448